UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2017

Patriot National, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida

(Address of Principal Executive Offices)

(954) 670-2900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On November 17, 2017, Patriot National, Inc. (the “Company”) obtained and entered into a Forbearance Agreement (the “Forbearance Agreement”) with the lenders party to that certain Financing Agreement, dated as of November 9, 2016, with Cerberus Business Finance, LLC (“Cerberus”), as collateral agent and administrative agent, and the lenders party thereto (the “Credit Agreement”). The Company is currently in default of the Credit Agreement due to its failure to deliver timely financial statements, its non-payment of interest due November 1, 2017 and its failure to comply with financial covenants.

Pursuant to the Forbearance Agreement, Cerberus and the lenders party thereto have agreed not to accelerate the maturity of the loans nor exercise their related rights and remedies in relation to the defaults under the Credit Agreement until December 3, 2017, subject to certain limitations and conditions (the “Forbearance Period”). The Forbearance Agreement also contemplates that Cerberus may make, in its sole and absolute discretion, advances of up to $4.0 million to the Company. There can be no assurance that the foregoing advance will be sufficient for the Company to sustain operations during or beyond the Forbearance Period. In addition, effective July 15, 2017, the outstanding obligations and other amounts payable under the Credit Agreement and related loan documents (together with the Credit Agreement, the “Loan Documents”) accrue interest at the contract rate otherwise applicable to such debt plus two (2.0) percent per annum. As required by the Forbearance Agreement, the Company has engaged a chief restructuring officer, and will engage an executive vice president of finance. As long as the Forbearance Agreement is in effect, the Company will be required to comply with certain restrictive and affirmative obligations set forth in the Credit Agreement.

Upon termination or expiration of the Forbearance Period, Cerberus and/or the lenders party thereto shall be entitled to exercise any of their respective rights and remedies under the Forbearance Agreement and/or the Loan Documents, or applicable law, including, without limitation, the right to enforce any and all of the liens on, and security interests in, the collateral described in the Loan Documents and to accelerate the maturity of the loans under the Credit Agreement.

Item 2.05:	Costs Associated with Exit or Disposal Activities.

The information set forth below is incorporated by reference into this Item 2.05.

Item 8.01.	Other Events

The Company’s largest customer, Guarantee Insurance Company (“GIC”), which has historically accounted for approximately 60-70 percent of the Company’s business, consented to be placed into receivership on November 13, 2017. The Company has met with the Florida Office of Insurance Regulation (the “OIR”) on various occasions, including most recently on November 20, 2017, seeking to obtain both payment for past services rendered to GIC and an agreement that would allow the Company to provide and receive payment for future services while GIC is in receivership. However, based on the most recent meeting with the OIR and other authorities now engaged in respect of GIC, the Company does not believe these efforts will be successful. Accordingly, a major portion of the Company’s revenue and cash flow going forward will cease.

Based on the Company’s deteriorating financial condition, and in compliance with the Worker Adjustment and Retraining Notification Act, the Company has notified approximately 250 employees, representing approximately one-third of its workforce, of the immediate termination of their employment. The Company is currently unable in good faith to make a determination of an estimate of the costs associated with the termination. The Company will file an amended Current Report upon determination of the estimate or range of estimate of costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

By:	/s/ Gex F. Richardson
Name:	Gex F. Richardson
Title:	General Counsel and EVP of Administration

Date: November 22, 2017